Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	John McInerney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9628	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: jmcinerney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports First Quarter 2017 Financial Results; Updates Full Year 2017 Outlook

First Quarter 2017 Summary

•                  Net Income of $117 million and diluted EPS of $2.59

•                  Adjusted EPS of $2.42

•                  Adjusted EBITDA of $182 million

•                  Cash used in operating activities of $26 million; Free Cash Flow of negative $62 million inclusive of approximately $175 million cash used for working capital

	Three Months Ended
	March 31,
$millions, except per share data	2017	2016
Net sales	1,104	894
Net Income	117	77
EPS(Diluted) ($)	2.59	1.56
Adjusted Net Income*	110	79
Adjusted EPS ($)*	2.42	1.62
EBITDA*	190	141
Adjusted EBITDA*	182	143

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — May 2, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its first quarter 2017 financial results with net sales of $1,104 million, net income of $117 million, and earnings per diluted share of $2.59.  Additionally, results for the first quarter included Adjusted EPS of $2.42 and Adjusted EBITDA of $182 million.

Net sales in the first quarter increased 24% versus prior year driven primarily by the pass through of higher raw material costs.  First quarter net income of $117 million was $40 million higher than prior year, and first quarter Adjusted EBITDA of $182 million was $39 million higher than prior year. These increases were driven primarily by favorable raw material timing, which was partially offset by unfavorable price lag, higher margin in Feedstocks and Latex Binders, and higher sales volume across the Performance Materials division.  These favorable impacts were partially offset by the styrene outages in Feedstocks and Americas Styrenics, lower volume and margin in Basic Plastics, as well as lower margin in Performance Plastics.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We continue to see strong fundamental business conditions, and our first quarter net income and Adjusted EBITDA were higher than our previous guidance. We are making excellent progress on our Performance Materials growth initiatives as reflected in our results this quarter. Latex Binders is improving via higher margins and cost actions. Synthetic Rubber and Performance Plastics remain strong as well. Our SSBR expansion and pilot plant, new ABS capacity in China, as well as new application growth are on schedule and the Performance Materials division is on track to meet or exceed the 2016 to 2019 growth target we outlined at our recent Investor Day.”

First Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $289 million for the quarter increased 38% versus prior year primarily driven by the pass through of higher raw material costs. Higher sales volume increased revenue by 4%, excluding the recently divested Latin America business. Adjusted EBITDA of $37 million was $18 million above prior year driven by higher margins across all regions, as market conditions have improved.

•                  Synthetic Rubber net sales of $163 million for the quarter increased 60% versus prior year driven by the pass through of higher raw material costs as well as record SSBR and ESBR sales volume. Overall, sales volume was the highest quarter ever driven by very strong sales of contractual volume as well as spot sales to Asia and a continued strong performance tire market. Adjusted EBITDA of $46 million was $23 million above prior year driven by favorable raw material timing, which was partially offset by an unfavorable price lag, as well as higher SSBR and ESBR sales volume and margin.

•                  Performance Plastics net sales of $185 million for the quarter was 9% above prior year. Higher sales volume increased revenue by 13%, excluding the recently divested Latin America business, driven by higher volumes to the automotive market in Europe and North America. Adjusted EBITDA of $27 million was $8 million below prior year driven by unfavorable price lag.  Higher sales volume was offset by increasing raw material costs during the quarter.

•                  Basic Plastics net sales of $381 million for the quarter was 11% above prior year as the pass through of higher raw material costs was partially offset by lower polystyrene sales volume in Europe and Asia, with lower demand driven by rising prices. Adjusted EBITDA of $39 million was $1 million above prior year as favorable raw material timing was mostly offset by lower sales volume and margin, as sharply rising styrene prices resulted in lower demand from customer destocking, as well as cost related to the new ABS capacity in Asia.

•                  Feedstocks net sales of $87 million for the quarter was 22% above prior year as higher styrene prices were partially offset by lower styrene-related sales volume. Adjusted EBITDA of $42 million was $21 million above prior year driven by higher styrene margin, including favorable raw material timing, which was partially offset by lower production from the planned maintenance outage at the Terneuzen, Netherlands facility.

•                  Americas Styrenics Adjusted EBITDA of $18 million for the quarter was $15 million below prior year due to the maintenance-related outage at the St. James, Louisiana styrene facility.

First Quarter Cash Generation

Cash used in operating activities for the quarter was $26 million and capital expenditures were $36 million, resulting in Free Cash Flow for the quarter of negative $62 million. As expected, first quarter free cash flow was negatively impacted by approximately $175 million from higher working capital due to increasing raw material prices during the quarter. Free Cash Flow included $16 million in dividends from Americas Styrenics and Sumika Styron and $6 million of cash interest payments. At the end of the quarter, the Company had $410 million of cash, inclusive of the $27 million used in the first quarter for the repurchase of approximately 427,000 shares. For a reconciliation of Free Cash Flow to cash provided by (used in) operating activities, see note 3 below.

Outlook

•                  Second quarter 2017 net income of $78 million to $86 million, and earnings per diluted share of $1.71 to $1.89

•                  Second quarter 2017 Adjusted EBITDA of $145 million to $155 million and Adjusted EPS of $1.71 to $1.89

•                  Full year 2017 net income of $337 million to $353 million and earnings per diluted share of $7.43 to $7.78

•                  Full year 2017 Adjusted EBITDA of $600 million to $620 million and Adjusted EPS of $7.26 to $7.61

The first quarter included a favorable raw material timing impact of $71 million and an unfavorable price lag impact of $47 million for a net favorable timing impact of $24 million.  Our outlooks assume there is no net timing impact in future periods.

Commenting on the outlook for the second quarter and full year 2017 Pappas said, “We expect strong performance in the second quarter. Business fundamentals in the Performance Materials division remain solid after first quarter record performance. The Basic Plastics & Feedstocks division is expected to benefit from higher polystyrene volume and margin, as the market conditions become more favorable, and Americas Styrenics returns to full styrene production.”

Pappas continued, “Looking ahead to the full year performance, we are updating our 2017 net income and Adjusted EBITDA guidance to reflect another very strong year for Trinseo. We remain focused on sustaining the Basic Plastics & Feedstocks division profitability while achieving our growth targets in the Performance Materials division. We expect cash flow to remain robust with strong business conditions and reduced working capital as raw material costs moderate through the year.”

For a reconciliation of second quarter and full year 2017 Adjusted EBITDA and Adjusted EPS to net income, see note 2 below.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its First Quarter 2017 financial results tomorrow, Wednesday, May 3, 2017 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury, Investor Relations, and Corporate Finance. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 877-201-0168

Participant International Dial-In Number: +1 647-788-4901

Conference ID / passcode: 5582060

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its First Quarter 2017 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 3, 2018.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, net sales, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Net sales	$1,104,490	$894,084
Cost of sales	906,688	754,412
Gross profit	197,802	139,672
Selling, general and administrative expenses	60,436	54,486
Equity in earnings of unconsolidated affiliates	19,295	35,026
Operating income	156,661	120,212
Interest expense, net	18,200	18,896
Other expense (income), net	(8,133)	2,669
Income before income taxes	146,594	98,647
Provision for income taxes	29,300	21,900
Net income	$117,294	$76,747
Weighted average shares- basic	44,057	48,655
Net income per share- basic	$2.66	$1.58
Weighted average shares- diluted	45,313	49,086
Net income per share- diluted	$2.59	$1.56

Dividends per share	$0.30	$—

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$410,137	$465,114
Accounts receivable, net of allowance for doubtful accounts	698,784	564,428
Inventories	481,112	385,345
Other current assets	15,613	17,999
Total current assets	1,605,646	1,432,886

Investments in unconsolidated affiliates	160,649	191,418
Property, plant and equipment, net of accumulated depreciation	519,890	513,757
Other assets
Goodwill	29,992	29,485
Other intangible assets, net	174,421	177,345
Deferred income tax assets—noncurrent	32,791	40,187
Deferred charges and other assets	30,213	24,412
Total other assets	267,417	271,429
Total assets	$2,553,602	$2,409,490

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	423,000	378,029
Income taxes payable	29,640	23,784
Accrued expenses and other current liabilities	125,330	135,357
Total current liabilities	582,970	542,170
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,166,750	1,160,369
Deferred income tax liabilities—noncurrent	28,872	24,844
Other noncurrent obligations	240,935	237,054
Total noncurrent liabilities	1,436,557	1,422,267

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (March 31, 2017: 48,778 shares issued and 44,068 shares outstanding; December 31, 2016: 48,778 shares issued and 44,301 shares outstanding)	488	488
Additional paid-in-capital	574,671	573,662
Treasury shares, at cost (March 31, 2017: 4,710 shares; December 31, 2016: 4,477 shares)	(233,850)	(217,483)
Retained earnings	362,153	258,540
Accumulated other comprehensive loss	(169,387)	(170,154)
Total shareholders’ equity	534,075	445,053
Total liabilities and shareholders’ equity	$2,553,602	$2,409,490

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Cash provided by (used in) operating activities	$(25,713)	$84,885

Cash flows from investing activities
Capital expenditures	(36,044)	(26,437)
Proceeds from the sale of businesses and other assets	42,100	—
Distributions from unconsolidated affiliates	857	4,809
Cash provided by (used in) investing activities	6,913	(21,628)

Cash flows from financing activities
Short-term borrowings, net	(62)	(63)
Repayments of term loans	(1,250)	(1,250)
Purchase of treasury shares	(26,648)	(57,008)
Dividends paid	(13,252)	—
Proceeds from exercise of option awards	3,337	—
Withholding taxes paid on restricted share units	(138)	—
Cash used in financing activities	(38,013)	(58,321)
Effect of exchange rates on cash	1,836	2,192
Net change in cash and cash equivalents	(54,977)	7,128
Cash and cash equivalents—beginning of period	465,114	431,261
Cash and cash equivalents—end of period	$410,137	$438,389

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended
	March 31,	March 31,
(In thousands)	2017	2016
Latex Binders	$288.9	$209.5
Synthetic Rubber	163.4	102.2
Performance Plastics	184.6	168.6
Basic Plastics	380.7	342.7
Feedstocks	86.9	71.1
Americas Styrenics*	—	—
Total Net sales	$1,104.5	$894.1

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statement of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring and other items.  In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	March 31, 2017	March 31, 2016
Net income	$117.3	$76.7
Interest expense, net	18.2	18.9
Provision for income taxes	29.3	21.9
Depreciation and amortization	24.7	23.2
EBITDA	$189.5	$140.7
Net gain on disposition of businesses and assets (a)	(9.9)	—	Other expense (income), net
Restructuring and other charges (b)	2.1	0.7	Selling, general, and administrative expenses
Other items (c)	—	1.8	Selling, general, and administrative expenses
Adjusted EBITDA	$181.7	$143.2
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$181.7	$143.2
Interest expense, net	18.2	18.9
Provision for income taxes — Adjusted (d)	29.5	22.4
Depreciation and amortization — Adjusted (e)	24.2	22.6
Adjusted Net Income	$109.8	$79.3
Adjusted EPS	$2.42	$1.62

Adjusted EBITDA by Segment:
Latex Binders	$36.8	$18.8
Synthetic Rubber	46.3	23.1
Performance Plastics	26.9	35.1
Basic Plastics	38.9	37.8
Feedstocks	41.9	20.8
Americas Styrenics	18.5	32.9
Corporate unallocated	(27.6)	(25.3)
Adjusted EBITDA	$181.7	$143.2

(a)                  Net gain on disposition of businesses and assets during the three months ended March 31, 2017 relates primarily to sale of our 50% share in Sumika Styron Polycarbonate, for which the Company recorded a gain on sale of $9.3 million during the period.

(b)                  Restructuring and other charges for the three months ended March 31, 2017 relate to charges incurred in connection with the decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy, as well as charges related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands. Restructuring and other charges for the three months ended March 31, 2016 relate primarily to charges incurred in connection with the Allyn’s Point shutdown within our latex binders business.

(c)                   Other items for the three months ended March 31, 2016 relate to fees incurred in conjunction with the Company’s secondary offering completed during the period.

(d)                  Adjusted to remove the tax impact of the items noted in (a), (b), (c), and (e). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(e)                   For the three months ended March 31, 2017, the amount excludes accelerated depreciation of $0.6 million related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands. For the three months ended March 31, 2016, the amount excludes accelerated depreciation of $0.5 million related to the closure of our Allyn’s Point facility.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months ended June 30, 2017, as well as for the full year ended December 31, 2017.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended
(In millions, except per share data)	June 30, 2017	December 31, 2017
Adjusted EBITDA	$145 — 155	$600 — 620
Interest expense, net	(19)	(74)
Provision for income taxes	(23) — (25)	(97) — (101)
Depreciation and amortization	(25)	(100)
Reconciling items to Adjusted EBITDA (f)	—	8
Net Income	78 — 86	337 — 353
Reconciling items to Adjusted Net Income (f)	—	(8)
Adjusted Net Income	78 — 86	329 — 345

Weighted average shares- diluted (g)	45.3	45.3
Adjusted EPS	$1.71 — 1.89	$7.26 — 7.61

(f)                    Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted three months ended June 30, 2017 and full year ended December 31, 2017, we have not included estimates for these items.

(g)                   Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price.  These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Prior period information below has been recast from its previous presentation to reflect the Company’s current method for calculating Free Cash Flow. Prior to the third quarter of 2016, we calculated Free Cash Flow as cash from both operating and investing activities less the impact of changes in restricted cash. We believe our revised method is more aligned to investors’ common understanding of Free Cash Flow and allows for easier comparisons between the Company and its peers. Additionally, the Company has not reported material restricted cash balances since 2012 and is not expected to do so under its current practices.

Free Cash Flow

	Three Months Ended
	March 31,	March 31,
(in millions)	2017	2016
Cash provided by (used in) operating activities	$(25.7)	$84.9
Capital expenditures	(36.0)	(26.4)
Free Cash Flow	$(61.7)	$58.5